As filed with the Securities and Exchange Commission on October 14, 2026

Registration No. 333-268108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-268108

UNDER

THE SECURITIES ACT OF 1933

Waldencast plc
(Exact name of registrant as specified in its charter)

Jersey	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

81 Fulham Road, London, SW3 6RD, United Kingdom	SW3 6RD
(Address of Principal Executive Offices)	(Zip Code)

Milk Makeup LLC Appreciation Rights Plan Obagi Global Holdings Limited 2021 Stock Incentive Plan Waldencast plc 2022 Incentive Award Plan Waldencast plc Incentive Inducement Award Plan
(Full title of the plans)

Felipe Dutra Executive Chairman c/o Waldencast plc 10 Bank Street, Suite 560 White Plains, NY 10606
(Name and address of agent for service)

(917) 546-6828
(Telephone number, including area code, of agent for service)

With a copy to:

Paul T. Schnell, Esq.

Gregg A. Noel, Esq.

Maxim O. Mayer-Cesiano, Esq.

Michael J. Schwartz, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Waldencast plc., a Jersey public limited company (the “Company”), is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (No. 333-268108) (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “SEC”) to terminate all offerings and deregister:

•	any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement, filed with the SEC on November 1, 2022, registering (i) 2,038,112 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), of the Company reserved for issuance under the Milk Makeup LLC Appreciation Rights Plan (the “Milk Plan”); (ii) 7,696,922 Class A Ordinary Shares of the Company reserved for issuance under the Obagi Global Holdings Limited 2021 Stock Incentive Plan (the “Obagi Plan”); (iii) 16,134,716 Class A Ordinary Shares of the Company reserved for issuance under the Waldencast plc 2022 Incentive Award Plan (the “Incentive Award Plan”); and (iv) 950,000 Class A Ordinary Shares of the Registrant reserved for issuance under the Waldencast plc Incentive Inducement Award Plan (the “Inducement Plan” and together with the Milk Plan, the Obagi Plan and the Incentive Award Plan the “Plans”).

On October 4, 2026, the Company’s securities were voluntarily delisted from the Nasdaq Stock Market LLC (“Nasdaq”). Following the delisting from Nasdaq, the Company intends to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In connection with the delisting, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by the Company in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. After giving effect to this Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on October 14, 2026:

Waldencast plc

By:	/s/ Felipe Dutra
	Name:	Felipe Dutra
	Title:	Executive Chairman, Principal Executive Officer and Principal Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.